Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Nos. 333-248840, 333-192254 and 333-184866) on Form S-3 and Registration Statements (Nos. 333-181954 and 333-262052) on Form S-8 of Fiesta Restaurant Group, Inc. of our report dated March 2, 2023, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Fiesta Restaurant Group, Inc., appearing on Form 10-K of Fiesta Restaurant Group, Inc. for the year ended January 1, 2023.

/s/ RSM US LLP

Dallas, Texas
March 2, 2023